Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
August 3, 2016	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(281) 719-4610
NYSE: HUN

INNOSPEC COMMITS TO PURCHASE HUNTSMAN’S

EUROPEAN SURFACTANTS BUSINESS FOR $225 MILLION

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today announced that Innospec Inc. (NASDAQ: IOSP) has committed to purchase Huntsman’s European surfactants business. Under the terms of the planned transaction, Innospec would acquire Huntsman’s manufacturing facilities located in Saint-Mihiel, France; Castiglione delle Stiviere, Italy; and Barcelona, Spain.

As part of the $225 million enterprise value, Huntsman would retain its related accounts receivables and trade payables.  The business represents approximately $24 million of EBITDA. Closing is expected to occur by the end of the fourth quarter of 2016, and is subject to customary conditions, including the representative bodies consultation processes where required by applicable law. Net proceeds of the sale would be used to repay debt. This debt repayment would be in addition to Huntsman’s recent $100 million debt reduction that occurred on July 22, 2016, and the proceeds would also be in addition to Huntsman’s stated objective of generating more than $350 million of free cash flow in 2016.

Huntsman remains committed to its global surfactants business, including in the United States and Australia, where its differentiated surfactants businesses are backward integrated into essential feedstocks. Huntsman plans to retain certain core products strategic to its global agrochemicals lubes and certain other businesses. Upon consummating the planned transaction, Huntsman would enter into supply and long-term tolling arrangements with Innospec in order to continue marketing certain of these products.

In 2014, Huntsman sold its European commodity surfactants business. The planned transaction with Innospec represents another step in Huntsman’s strategic transformation of its Performance Products business. This business is currently expanding its downstream positioning with a polyetheramines expansion in Singapore, as well as undertaking a substantial cost savings and business improvement initiative.

Peter R. Huntsman, President and CEO of Huntsman Corporation, commented:

“This proposed transaction is consistent with our strategic financial objectives of increasing our cash flow generation, growing our downstream differentiated businesses and separating our titanium dioxide business.  We plan to use the proceeds from this sale to repay our debt and strengthen our balance sheet.  The decoupling of our European surfactants business would allow us to concentrate our focus and grow businesses within our portfolio with greater long term strategic fit.  Additional reshaping of Huntsman will occur soon, as we are actively working towards a spin-off of our titanium dioxide, additives and textile effects businesses.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2015 revenues of more than $10 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.